HOMESIDE LENDING, INC.
       EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the three and six month periods ended March 31, 1999, the period from February 10, 1998 to March 31, 1998, and the predecessor period from September 1, 1997 to February 10, 1998. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.



                                                                                                                 Predecessor
                                  For the Three      For the Period        For the Six     For the Period      For the Period From
                                   Months Ended    February 10, 1998      Months Ended   February 10, 1998    September 1,1997 To
                                  March 31, 1999   To March 31, 1998     March 31, 1999  To March 31, 1998     February 10, 1998
                                  --------------   -----------------     --------------  -----------------     -----------------
Earnings before income taxes             $33,767          $14,408               $64,892          $14,408              $66,699
                                  ---------------  -----------------     --------------- -----------------     ---------------
Interest expense                          32,582           13,629                62,301           13,629               43,897
Interest portion of rental
expense                                      714              596                 1,375              596                  740
                                  ---------------  -----------------     --------------- -----------------     ---------------
Fixed charges                             33,296           14,225                63,676           14,225               44,637
                                  ---------------  -----------------     --------------- -----------------     ---------------
Earnings before fixed charges             67,063           28,633               128,568           28,633              111,336
                                  ---------------  -----------------     --------------- -----------------     ---------------

Fixed Charges:

Interest expense                          32,582           13,629                62,301           13,629               43,897
Interest portion of rental
expense                                      714              596                 1,375              596                  740
                                  ---------------  -----------------     --------------- -----------------    ---------------
Fixed charges                            $33,296          $14,225               $63,676          $14,225              $44,637
                                  ---------------  -----------------     --------------- -----------------    ---------------
Ratio of earnings to fixed
charges                                   $2.01            $2.01                 $2.02            $2.01                $2.49
                                  ===============  =================     =============== =================    ===============